Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SciSparc Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value per share	(1)	Other	984,810	$0.9850	$970,037.85	0.0001381	$133.96

Total Offering Amounts:						$970,037.85		133.96
Total Fee Offsets:								0.00
Net Fee Due:								$133.96

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the SciSparc Ltd. 2023 Share Incentive Plan (the “2023 Plan”) by reason of any share dividend, share split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding ordinary shares. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2023 Plan is based upon the average of the high and low prices of the Registrant’s ordinary shares, as reported on the Nasdaq Capital Market on January 23, 2026, which date is within five business days prior to the filing of this Registration Statement.